Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2015

Owens & Minor Reports 1st Quarter 2015 Financial Results

Richmond, Va. — BUSINESS WIRE — April 27, 2015 — Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2015, including the following items:

•	Consolidated quarterly revenue grew 6.0% to $2.39 billion

•	Adjusted net income per diluted share was $0.44 for the quarter

•	Operating cash flow for the quarter was $169 million

•	International segment reported positive adjusted operating earnings for the quarter

Consolidated net revenue increased 6.0% to $2.39 billion in the first quarter of 2015, as a result of strong growth in the Domestic segment. Excluding the impact of two acquisitions completed in the fourth quarter of 2014, consolidated quarterly revenues grew 4.0% when compared to the prior year. Quarterly net income was $18.9 million, or $0.30 per diluted share. Adjusted net income (non-GAAP), excluding after-tax charges of $8.6 million for acquisition-related and exit and realignment activities, was $27.5 million, or $0.44 per diluted share, unchanged when compared to last year’s first quarter. (A table providing a reconciliation of reported results to adjusted (non-GAAP) measures is included below.)

“We are pleased with the solid results from the first quarter of this year,” said James L. Bierman, president & chief executive officer of Owens & Minor. “The step-by-step investments that we have been making in our operations in the U.S. and Europe, along with the execution of our strategic initiatives, have enabled us to make significant progress toward our long-term goals. Our teammates, whether they are based in the U.S., Europe or Asia, are focused intently on achieving further gains as we work collectively to serve the needs of our healthcare industry customers.”

Consolidated operating earnings for the first quarter of 2015 were $41.0 million, a decline of $5.3 million, when compared to the first quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the first quarter of 2015 were $50.9 million, or 2.13% of revenues, representing a $1.3 million increase over the same period in the prior year. For comparison’s sake, the company reported the recovery of $5.3 million from the settlement of a direct purchaser anti-trust class action lawsuit in the first quarter of 2014.

Asset Management

The balance of cash and cash equivalents was $159 million at March 31, 2015. For the first quarter of 2015, the company reported cash provided by operating activities of $169 million compared to $93 million for the same period last year, primarily due to changes in working capital. Asset management metrics for the quarter were strong with consolidated days sales outstanding (DSO) of 21.2 days as of March 31, 2015, improved by one day when compared to the prior year quarter. Consolidated inventory turns were 9.7 for the first quarter of 2015, compared to inventory turns of 10.1 for 2014.

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Segment Results

Domestic segment revenues for the first quarter of 2015 were $2.29 billion, increased $137 million, when compared to the prior year’s first quarter revenue. Excluding the impact of the domestic acquisition completed in the fourth quarter of 2014, Domestic revenues grew 4.7% in the first quarter. Domestic segment revenue growth resulted primarily from larger healthcare provider customer accounts and new business; these positive trends offset declines from smaller customer accounts.

For the first quarter of 2015, Domestic segment operating earnings were $50.5 million, or 2.21% of segment revenues, representing a decline of $2.2 million in operating earnings when compared to the first quarter of 2014. Last year’s Domestic segment operating earnings included the previously discussed recovery of $5.3 million in other operating income. While Domestic segment operating earnings benefitted from revenue growth during the quarter, the gains were partially offset by additional expenses necessary to support increased sales activity.

For the International segment, revenues were $105.6 million for the first quarter of 2015, a decrease of nearly $2.0 million in comparison to the prior year’s first quarter revenues, primarily due to the $17 million unfavorable impact of changes in foreign currency exchange rates. For the first quarter of 2015, the International segment had positive operating earnings of $0.4 million compared to a loss of $3.2 million in the prior year’s first quarter.

2015 Outlook

The company’s financial guidance for 2015 remains unchanged, consistent with the growth guidance originally provided at its December 2014 Investor Day.

For 2015, the company is targeting adjusted net income per diluted share of $1.90 to $1.95.

The 2015 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Upcoming Investor Events

•	The company will hold its Annual Shareholders Meeting on Thursday, April 30, 2015, at its Home Office in Mechanicsville, Va., at 10:00 a.m. EDT. Event audio and presentations will be archived on www.owens-minor.com following the conclusion of the meeting.

•	Owens & Minor is scheduled to participate in a number of investor conferences in the second quarter of 2015; webcasts of formal presentations will be posted on the company’s corporate website:

•	Bank of America Merrill Lynch 2015 Healthcare Conference; May 13 – Las Vegas

•	2015 UBS Global Healthcare Conference; May 19 – New York

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, April 28, 2015, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #22567866. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

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Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com.

The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Net revenue	$2,391,196	$2,256,380
Cost of goods sold	2,093,595	1,975,185

Gross margin	297,601	281,195
Selling, general and administrative expenses	233,825	225,610
Acquisition-related and exit and realignment charges	9,916	3,262
Depreciation and amortization	15,869	13,864
Other operating income, net	(2,984)	(7,825)

Operating earnings	40,975	46,284
Interest expense, net	6,880	3,246

Income before income taxes	34,095	43,038
Income tax provision	15,155	17,553

Net income	$18,940	$25,485

Net income per common share:
Basic	$0.30	$0.41
Diluted	$0.30	$0.41

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$159,056	$56,772
Accounts and notes receivable, net	597,235	626,192
Merchandise inventories	874,738	872,457
Other current assets	233,318	315,285

Total current assets	1,864,347	1,870,706
Property and equipment, net	221,950	232,979
Goodwill, net	419,453	423,276
Intangible assets, net	102,122	108,593
Other assets, net	91,638	99,852

Total assets	$2,699,510	$2,735,406

Liabilities and equity
Current liabilities
Accounts payable	$693,699	$608,846
Accrued payroll and related liabilities	24,991	31,507
Deferred income taxes	37,820	37,979
Other current liabilities	273,104	326,223

Total current liabilities	1,029,614	1,004,555
Long-term debt, excluding current portion	574,606	608,551
Deferred income taxes	63,321	63,901
Other liabilities	63,696	67,561

Total liabilities	1,731,237	1,744,568
Total equity	968,273	990,838

Total liabilities and equity	$2,699,510	$2,735,406

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2014

Operating activities:
Net income	$18,940	$25,485
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,123	13,864
Share-based compensation expense	2,597	2,642
Provision for losses on accounts and notes receivable	220	54
Deferred income tax expense (benefit)	510	(822)
Changes in operating assets and liabilities:
Accounts and notes receivable	27,356	29,828
Merchandise inventories	(3,888)	3,707
Accounts payable	88,944	15,815
Net change in other assets and liabilities	13,580	3,921
Other, net	1,321	(1,292)

Cash provided by operating activities	168,703	93,202

Investing activities:
Additions to property and equipment	(7,619)	(7,299)
Additions to computer software and intangible assets	(3,947)	(6,930)
Proceeds from sale of investment	—	1,937
Proceeds from sale of property and equipment	50	105

Cash used for investing activities	(11,516)	(12,187)

Financing activities:
Change in bank overdraft	1,179	20,578
Repayment of revolving credit facility	(33,700)	—
Cash dividends paid	(15,934)	(15,785)
Repurchases of common stock	—	(5,000)
Excess tax benefits related to share-based compensation	240	346
Proceeds from exercise of stock options	125	937
Other, net	(2,324)	(1,868)

Cash used for financing activities	(50,414)	(792)

Effect of exchange rate changes on cash and cash equivalents	(4,489)	245

Net increase in cash and cash equivalents	102,284	80,468
Cash and cash equivalents at beginning of period	56,772	101,905

Cash and cash equivalents at end of period	$159,056	$182,373

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014

Consolidated operating results:
Domestic	$2,285,635	$2,353,321	$2,262,081	$2,187,535	$2,148,915
International	105,561	138,496	124,045	118,323	107,465

Net revenue	$2,391,196	$2,491,817	$2,386,126	$2,305,858	$2,256,380

Gross margin	$297,601	$314,015	$292,483	$282,272	$281,195
Gross margin as a percent of revenue	12.45%	12.60%	12.26%	12.24%	12.46%

SG&A expenses	$233,825	$244,152	$231,377	$225,838	$225,610
SG&A expenses as a percent of revenue	9.78%	9.80%	9.70%	9.79%	10.00%

Operating earnings, as reported (GAAP)	$40,975	$40,773	$35,377	$37,101	$46,284
Acquisition-related charges (1)	2,605	7,394	4,565	3,490	634
Exit and realignment charges (2)	7,311	10,594	9,392	4,103	2,628
Fair value adjustments related to purchase accounting (3)	—	(3,706)	—	—	—
Other (4)	—	3,907	—	—	—

Operating earnings, adjusted (Non-GAAP)	$50,891	$58,962	$49,334	$44,694	$49,546
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.13%	2.37%	2.07%	1.94%	2.20%

Net income, as reported (GAAP)	$18,940	$13,987	$7,155	$19,876	$25,485
Acquisition-related charges, after-tax (1)	2,257	6,211	3,543	2,504	450
Exit and realignment charges, after-tax (2)	6,335	11,477	6,754	2,591	1,772
Fair value adjustments related to purchase accounting, after-tax (3)	—	(4,703)	—	—	—
Other, after-tax (4)	—	3,907	—	—	—
Loss on early retirement of debt, after-tax (5)	—	—	9,092	—	—

Net income, adjusted (Non-GAAP)	$27,532	$30,879	$26,544	$24,971	$27,707

Net income per diluted common share, as reported (GAAP)	$0.30	$0.22	$0.11	$0.32	$0.41
Acquisition-related charges, after-tax (1)	0.03	0.10	0.06	0.04	0.01
Exit and realignment charges, after-tax (2)	0.11	0.18	0.11	0.04	0.02
Fair value adjustments related to purchase accounting, after-tax (3)	—	(0.07)	—	—	—
Other, after-tax (4)	—	0.06	—	—	—
Loss on early retirement of debt, after tax (5)	—	—	0.14	—	—

Net income per diluted common share, adjusted (Non-GAAP)	$0.44	$0.49	$0.42	$0.40	$0.44

Financing:
Cash and cash equivalents	$159,056	$56,772	$610,147	$92,027	$182,373
Total interest-bearing debt	$579,505	$613,809	$766,283	$221,496	$217,261

Stock information:
Cash dividends per common share	$0.2525	$0.25	$0.25	$0.25	$0.25

Stock price at quarter-end	$33.84	$35.11	$32.74	$33.98	$35.03

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

The following items in the current quarter have been excluded in our non-GAAP financial measures:

(1)	Acquisition-related charges in the quarter ended March 31, 2015 consist primarily of costs to continue the integration of Medical Action and ArcRoyal which were acquired in the fourth quarter of 2014 including certain severance and contractual payments to former management and costs to transition information technology and other administrative functions. Charges incurred in 2014 related primarily to costs to perform due diligence and analysis related to the Medical Action and Arc Royal acquisitions, costs to complete the transactions, and costs to begin the integration of the acquired operations (including certain severance and contractual payments to former management) as well as certain costs in Movianto to resolve issues and claims with the former owner.
(2)	Exit and realignment charges were associated with optimizing our operations and include the consolidation of distribution and logistics centers and closure of offsite warehouses in the United States and Europe, as well as other costs associated with our strategic organizational realignment which include certain professional fees and costs to streamline administrative functions and processes in Europe.
(3)	The fourth quarter of 2014 included a gain of $6.7 million (pretax) recorded in other operating income, net from a fair value adjustment to contingent consideration related to the Movianto acquisition purchase price, offset by the incremental charge to cost of goods sold of $3.0 million (pretax) from purchase accounting impacts related to the sale of acquired inventory that was written up to fair value in connection with the 2014 acquisitions.
(4)	The fourth quarter of 2014 included a loss in other operating income, net related to an accrual for the settlement amount of a contract claim in the United Kingdom for $3.9 million (pretax).
(5)	In 2014, we repaid our 2016 Notes and recorded a net loss on the early retirement of $14.9 million (pretax), which included the redemption premium offset by the recognition of a gain on previously settled interest rate swaps.

These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Three Months Ended March 31,
	2015		2014
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$2,285,635	95.59%	$2,148,915	95.24%
International	105,561	4.41%	107,465	4.76%

Consolidated net revenue	$2,391,196	100.00%	$2,256,380	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$50,512	2.21%	$52,734	2.45%
International	379	0.36%	(3,188)	(2.97)%
Acquisition-related and exit and realignment charges (1)	(9,916)	N/A	(3,262)	N/A

Consolidated operating earnings	$40,975	1.71%	$46,284	2.05%

Depreciation and amortization:
Domestic	$10,738		$8,975
International	5,431		4,889

Consolidated depreciation and amortization	$16,169		$13,864

Capital expenditures: (2)
Domestic	$8,651		$10,175
International	2,915		4,054

Consolidated capital expenditures	$11,566		$14,229

	March 31, 2015		December 31, 2014
Total assets:
Domestic	$2,101,477		$2,139,972
International	438,977		538,662

Segment assets	2,540,454		2,678,634
Cash and cash equivalents	159,056		56,772

Consolidated total assets	$2,699,510		$2,735,406

(1)	The current quarter includes $3.0 million of accelerated amortization related to an information system that is being replaced.
(2)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Numerator:
Net income	$18,940	$25,485
Less: income allocated to unvested restricted shares	(161)	(188)

Net income attributable to common shareholders - basic	18,779	25,297

Add: undistributed income attributable to unvested restricted shares -basic	18	51

Less: undistributed income attributable to unvested restricted shares -diluted	(18)	(51)

Net income attributable to common shareholders - diluted	$18,779	$25,297

Denominator:
Weighted average shares outstanding — basic	62,264	62,304
Dilutive shares - stock options	2	13

Weighted average shares outstanding — diluted	62,266	62,317

Net income per share attributable to common shareholders:
Basic	$0.30	$0.41
Diluted	$0.30	$0.41